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                                                                       EXHIBIT 8


                        [SHEARMAN & STERLING LETTERHEAD]

                                  June 16, 1994

Board of Directors
Deere & Company
John Deere Road
Moline, Illinois 61265

Ladies and Gentlemen:

          We are acting as special tax counsel for Deere & Company (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the"Commission") under the Securities Act of 1933, as amended, of a Prospectus Supplement, dated the date hereof, to a Prospectus, dated the date hereof, contained in the Company's combined Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 33-39006 (the "Registration Statement"). The Prospectus Supplement relates to the offering by the Company of its Medium Term Notes, Series C (the "Notes") in an aggregate principal amount of $500,000,000.

          We are of the opinion that the discussion set forth under the caption "United States Taxation" accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

          We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the first paragraph under the caption "United States Taxation" in the Prospectus Supplement.

                                                   Very truly yours,

                                                   /s/Shearman & Sterling

EBH/CAH